Exhibit 10.11

Facility Number: Name of Hotel: Address: City, State Zip Code Date Sent:

FRANCHISE AGREEMENT

BETWEEN

[NAME OF FRANCHISEE]

AND

BWI LICENSING, INC.

i

ii

iii

FRANCHISE AGREEMENT

This Franchise Agreement, entered into between BWI Licensing, Inc. (“we,” “us,” “our” or “Franchisor”) and                          (“you,” “your” or “Franchisee”) to include as set forth in the Addendum attached to this Agreement, is dated as of December 1, 2019. We and you may collectively be referred to as the “Parties.”

INTRODUCTION

We and our Affiliates own, license, lease, operate, manage and provide various services for the Best Western System. We grant licenses for selected, independently owned or leased hotel properties, to operate under a Brand as provided for under this Agreement. You have expressed a desire to enter into this Agreement with us to obtain a license to use the designated Brand in the operation of the Hotel at the address or location described in the Addendum.

NOW, THEREFORE, in consideration of the premises and the undertakings and commitments of each Party to the other Party in this Agreement, the Parties agree as follows:

1.0 DEFINITIONS

The following capitalized terms will have the meanings set forth after each term:

“Advertising Assessments” means the Advertising Assessments we require from you which are set forth in the Addendum.

“Affiliate” means any natural person or firm, corporation, partnership, limited liability company, association, trust or other entity which, directly or indirectly, controls, is controlled by, or is under common Control with, the subject entity.

“Agreement” means this Franchise Agreement, including any exhibits, attachments and addenda.

“Annual Dues” means the Annual Dues we require from you that are set forth in the Addendum.

“Anti-Corruption Laws” means all applicable anti-corruption, anti-bribery, anti-money laundering, books and records, and internal controls laws of the United States and the United Kingdom, including the United States Foreign Corrupt Practices Act and the United Kingdom Bribery Act of 2010.

“Area of Protection” has the meaning set forth in Exhibit 1.

“Area of Protection Provision” has the meaning set forth in the Addendum and Exhibit 1.

“Best Western Member” means a hotel that was a Best Western member on November 30, 2019, that is converting to a Best Western franchisee effective December 1, 2019.

“Board of Directors” or “Board” mean the Best Western International, Inc. Board of Directors as elected by its shareholders.

“Brand” means the brand name you are licensed to use for your Hotel as set forth in the Addendum (i.e., “Best Western®”, “Best Western Plus®”, “Best Western Premier®”, “Vīb®”, “GLō®”, “AidenSM”, “SadieSM” or “Executive Residency by Best Western®”).

“BWI” means Best Western International, Inc.

“Change of Ownership Application” means the application that is submitted to us by you or the Transferee for a new franchise agreement in connection with a Change of Ownership Transfer.

“Change of Ownership Transfer” means any proposed Transfer that results in a change of Control of Franchisee, the Hotel, or the Hotel Site and is not otherwise permitted by this Agreement, all as set out in Subsection 13.2.3.

“Competing Brand” means a hotel brand or trade name that, in our sole business judgment, competes with the System, or any System Hotel.

“Competitor” means any individual or entity that, at any time during the Term, whether directly or through an Affiliate, owns in whole or in part, or is the licensor or franchisor of a Competing Brand, irrespective of the number of hotels owned, licensed or franchised under such Competing Brand name. A Competitor does not include an individual or entity that, directly or indirectly through an Affiliate: (i) is a franchisee of a Competing Brand; or (ii) owns or operates one or more hotels that are not operated as a part of a licensed or franchised brand (e.g., one or more independent hotels).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, or of the power to veto major policy decisions of an entity, whether through the ownership of voting securities, by contract, or otherwise.

“Controlling Affiliate” means an Affiliate that directly or indirectly Controls the Hotel and/or Controls the entity that Controls the Hotel.

“Designs and/or Plans” means your plans, layouts, specifications, drawings and designs for proposed furnishings, fixtures, equipment, signs and decor of the Hotel that use and incorporate the Standards.

“Effective Date” means December 1, 2019.

“Entities” means our present or future Affiliates and direct or indirect owners.

“Equity Interest” means any direct or indirect legal or beneficial interest in the Franchisee, the Hotel and/or the Hotel Site.

“Equity Owner” means the direct or indirect owner of an Equity Interest.

“Expiration Date” has the meaning set forth in Section 3.1.

“Fees” includes but is not limited to fees, dues and assessments we require from you (e.g., Annual Dues, Monthly Fees, Advertising Assessments, and Marketing and Technology Fees).

“Financial and Operational Information” means all information concerning the Monthly Fees, other revenues generated at the Hotel, room occupancy rates, reservation data and other financial and non-financial information we require.

“Force Majeure” means an event causing a delay in our or your performance that is not the fault of or within the reasonable control of the Party claiming Force Majeure. Force Majeure includes fire, floods, natural disasters, Acts of God, war, civil commotion, terrorist acts, and any governmental act or regulation beyond such Party’s reasonable control. Force Majeure does not include the Franchisee’s financial inability to perform, inability to obtain financing, inability to obtain permits or any other similar events unique to the Franchisee or the Hotel, or to general economic downturn or conditions.

“Government or Government Entity” means: (i) any agency, instrumentality, subdivision or other body of any national, regional, local or other government; (ii) any commercial or similar entities owned or controlled by such government, including any state-owned and state-operated companies; (iii) any political party; and (iv) any public international organization.

“Government Official” means the following: (i) officers and employees of any national, regional, local or other Government; (ii) officers and employees of companies in which a Government owns an interest; (iii) any private person acting in an official capacity for or on behalf of any Government or Governmental Entity (such as a consultant retained by a government agency); (iv) candidates for political office at any level; (v) political parties and their officials; (vi) officers, employees, or official representatives of public (quasi-governmental) international organizations (such as the United Nations, World Bank, or International Monetary Fund).

“Gross Receipts Tax” means any gross receipts, sales, use, excise, value added or any similar tax.

“Guarantor” means your Voting Representative, who must sign the Form of Guaranty guaranteeing your obligations under this Agreement or any of Your Agreements.

“Guest Rooms” means each rentable unit in the Hotel generally used for overnight guest accommodations, the entrance to which is controlled by the same key, provided that adjacent rooms with connecting doors that can be locked and rented as separate units are considered separate Guest Rooms. The initial number of approved Guest Rooms is set forth in the Addendum.

“Hotel” means the property you will operate under this Agreement and includes all structures, facilities, appurtenances, furniture, fixtures, equipment, and entry, exit, parking and other areas located on the Hotel Site we have approved for your business or located on any land we approve in the future for additions, signs, parking or other facilities.

“Hotel Site” means the real property on which the Hotel is located or to be located, as approved by us.

“Impact Rights” has the meaning set forth in the Addendum and Exhibit 2.

“Improper Payment” means: (a) any payment, offer, gift or promise to pay or authorization of the payment or transfer of other things of value, including without limitation any portion of the compensation, fees or reimbursements received hereunder or the provision of any service, gift or entertainment, directly or indirectly to (i) a Government Official; (ii) any director, officer, employee or commercial partner of a Party or its Affiliates; or, (iii) any other person at the suggestion, request or direction or for the benefit of any of the above-described persons and entities, for purposes of obtaining or influencing official actions or decisions or securing any improper advantage in order to obtain, retain or direct business; (b) payments made and expenses incurred in connection with performance of obligations under this Agreement that are not made and recorded with sufficient accuracy, detail, and control to meet the standards in applicable Anti-Corruption Laws; or, (c) any other transaction in violation of applicable Anti-Corruption Laws.

“Indemnified Parties” means us and the Entities and our and their respective predecessors, successors and assigns, and the associated officers, directors, employees, managers, insurers, and agents.

“Information” means all information we obtain from you or about the Hotel or its guests or prospective guests under this Agreement or under any agreement ancillary to this Agreement, including agreements relating to the computerized reservation, revenue management, property management, and other systems we provide or require, or otherwise related to the Hotel. Information includes, but is not limited to, Financial and Operational Information, Proprietary Information, and Personal Information.

“Laws” means all public laws, statutes, ordinances, orders, rules, regulations, permits, licenses, certificates, authorizations, directions and requirements of all Governments and Government Entities having jurisdiction over the Hotel, Hotel Site or over Franchisee to operate the Hotel, which, now or hereafter, may apply to the construction, renovation, completion, equipping, opening and operation of the Hotel, including Title III of the Americans with Disabilities Act, 42 U.S.C. § 12181, et seq., and 28 C.F.R. Part 36.

“Liquidated Damages” has the meaning set forth in Subsection 14.4.

“Manual” means all written compilations of the Standards (in any form, including without limitation, written or electronic) as determined by us in our sole business judgment.

“Marketing and Technology Fees” means the Marketing and Technology Fees we require from you which are set forth in the Addendum.

“Marks” means the Brand and all other service marks, copyrights, trademarks, trade dress, logos, insignia, emblems, symbols and designs (whether registered or unregistered), slogans, distinguishing characteristics, and trade names used in the System.

“Monthly Fees” means the Monthly Fees we require from you which are set forth in the Addendum.

“Open” means representing to the public that the Hotel is actually accommodating guests as a System Hotel.

“Opening Date” means the day on which we authorize you to Open – December 1, 2019 unless otherwise agreed upon.

“Other Business(es)” means any business activity we or the Entities engage in now or in the future, other than the licensing of the Hotel.

“Other Hotels” means any hotel, motel, inn, lodging facility, conference center or other similar business, other than a System Hotel.

“Permitted Transfer” means any Transfer by you or your Equity Owners as specified in Section 13.2 of this Agreement.

“Person(s)” means a natural person or entity.

“Personal Information” means any information that: (i) can be used (alone or when used in combination with other information within your control) to identify, locate or contact an individual; or (ii) pertains in any way to an identified or identifiable individual. Personal Information can be in any media or format, including computerized or electronic records as well as paper-based files.

“PIP” means property improvement plan.

“Privacy Laws” means any international, national, federal, provincial, state, or local law, code, rule or regulation that regulates the processing of Personal Information in any way, including data protection laws, laws regulating marketing communications and/or electronic communications, information security regulations and security breach notification rules.

“Property Room Revenue” means all revenues derived from the sale or rental of Guest Rooms (both transient and permanent) of the Hotel, including revenue derived from the redemption of points or rewards under the loyalty programs in which the Hotel participates, amounts attributable to breakfast (where the guest room rate includes breakfast), and guaranteed no-show revenue and credit transactions, whether or not collected, at the actual rates charged, less allowances for any Guest Room rebates and overcharges, and will not include taxes collected directly from patrons or guests. Group booking rebates, if any, paid by you or on your behalf to third-party groups for group stays must be included in, and not deducted from, the calculation of Property Room Revenue.

“Proprietary Information” means all information or materials concerning the methods, techniques, plans, specifications, procedures, data, systems and knowledge of and experience in the development, operation, marketing and licensing of the System, including the Standards and the Manual, whether developed by us, you, or a third party.

“Publicly Traded Equity Interest” means any Equity Interest that is traded on any securities exchange or is quoted in any publication or electronic reporting service maintained by the National Association of Securities Dealers, Inc., or any of its successors.

“Quality Re-Assessment Fee” has the meaning set forth in Subsection 4.5.

“Renewal Term” has the meaning set forth in Section 3.2.

“Renovation Work” means the renovation and/or construction work, if any, including purchasing and/or leasing and installation of all fixtures, equipment, furnishings, furniture, signs, computer terminals and related equipment, supplies and other items that would be required of a new System Hotel under the Manual.

“Reports” mean daily, monthly, quarterly and annual operating statements, profit and loss statements, balance sheets, and other financial and non-financial reports we require.

“Reservation Service” means the reservation service we designate in the Standards for use by System Hotels.

“RevPAR Index” is a measurement produced by Smith Travel Research, Inc., an independent market research firm serving the travel industry, or to the extent Smith Travel Research, Inc. is no longer in operation, a comparable independent market research firm serving the travel industry, that calculates the fair share of the amount of available revenue a hotel (or hotel brand) receives relative to its competitive set within a given market.

“Room Addition Fee” means $200 multiplied by the number of additional Guest Rooms you request to add to the Hotel in accordance with Subsection 6.3.3.

“Sanctioned Person” means any person or entity (including financial institutions): (a) who is, or is owned or controlled by, or acting on behalf of the Government of any country subject to comprehensive U.S. sanctions in force and which currently include the Government of Cuba, Iran, North Korea, Sudan, and Syria (“Sanctioned Countries”); (b) located in, organized under the laws of or ordinarily resident in Sanctioned Countries; (c) identified by any government or legal authority under applicable Trade Restrictions as a person with whom dealings and transactions by Franchisee and/or its Affiliates are prohibited or restricted, including but not limited to persons designated under United Nations Security Council Resolutions, the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) List of Specially Designated Nationals and Other Blocked Persons; the U.S. Department of State’s lists of persons subject to non-proliferation sanctions; the European Union Financial Sanctions List; and persons and entities subject to Special Measures regulations under Section 311 of the USA PATRIOT Act and the Bank Secrecy Act.

“Securities” means any public offering, private placement or other sale of securities in the Franchisee, the Hotel or the Hotel Site.

“Site” means domain names, the World Wide Web, the Internet, computer network/distribution systems, or other electronic communications sites.

“Standards” means all standards, specifications, requirements, criteria, and policies that have been and are in the future developed and compiled in accordance with this Agreement for use by you in connection with the design, construction, renovation, refurbishment, appearance, equipping, furnishing, supplying, opening, operating, maintaining, marketing, services, service levels, quality, and quality assurance of System Hotels, including the Hotel, and for hotel advertising and accounting, whether contained in the Manual or set out in this Agreement or other written communication.

“Successor Franchise Agreement” has the meaning set forth in Section 3.2.

“System” or “Best Western System” means the elements, including know-how, that we designate in our sole business judgment to distinguish hotels operating worldwide under the Brand that provide to the consuming public a similar, distinctive, high-quality hotel service. The System currently includes: the Brand, the Marks, the Trade Name, and the Standards; access to the Reservation Service; advertising, publicity and other marketing programs and materials; training programs and materials; and programs for our inspection of the Hotel and consulting with you.

“System Hotels” means hotels operating under the System using the Brand name.

“Term” has the meaning set forth in Section 3.1.

“Trade Name” means the name of the Hotel set forth in the Addendum.

“Trade Restrictions” means trade, economic or investment sanctions, export controls, anti-terrorism, non-proliferation, anti-money laundering and similar restrictions in force pursuant to laws, rules and regulations imposed under Laws to which the Parties are subject.

“Transfer” means in all its forms, any sale, lease, assignment, spin-off, transfer, or other conveyance of a direct or indirect legal or beneficial interest.

“Transferee” means the proposed new franchisee resulting from a Transfer.

“Transferor” means you as a Change of Ownership Transfer occurs.

“Your Agreements” means any other agreement between you and us or any of the Entities related to this Agreement, the Hotel and/or the Hotel Site.

“Voting Representative” means the “Equity Owner”, designated by you and approved by us, who is authorized to vote on behalf of the Hotel.

2.0 GRANT OF LICENSE

2.1 Non-Exclusive License. We grant to you and you accept a limited, non-exclusive license to use the Marks and the System during the Term at, and in connection with, the operation of the Hotel in accordance with the terms of this Agreement. The Brand that you may use with regard to the operation and marketing of the Hotel as a System Hotel is designated in the Addendum.

2.2 Reserved Rights.

2.2.1 Except as detailed in the Addendum, this Agreement does not limit our right, or the right of the Entities, to engage in any Other Business of any nature, whether in the lodging or hospitality industry or not, and whether under the Brand, a Competing Brand, or otherwise, even if they compete with the Hotel, the System, or the Brand, and whether we or the Entities start those businesses, or purchase, merge with, acquire, are acquired by, come under common ownership with, or associate with, such Other Businesses.

2.2.2 We may also (i) use or license to others all or part of the System; (ii) use the facilities, programs, services and/or personnel used in connection with the System in Other Businesses; (iii) use the System, the Brand and the Marks in the Other Businesses; and, (iv) add, alter, delete or otherwise modify elements of the System.

2.2.3 You acknowledge and agree that you have no rights to, and will not make any claims or demands for, damages or other relief arising from or related to any of the foregoing activities, and you acknowledge and agree that such activities will not give rise to any liability on our part, including liability for claims for unfair competition, breach of contract, breach of any applicable implied covenant of good faith and fair dealing, or divided loyalty.

2.3 Area of Protection Provision. The Area of Protection Provision that applies to your Hotel is set forth in the Addendum and Exhibit 1.

2.4 Impact Rights. Your Impact Rights are set forth in the Addendum and Exhibit 2.

3.0 TERM AND RENEWAL TERM

3.1 Term. The Term of the Agreement shall begin on the Effective Date and shall be twelve (12) years, with an Expiration Date of November 30, 2031, unless terminated earlier under the terms of this Agreement.

3.2 Renewal Term. If you comply with the conditions set forth in this Section 3.2, you will have the right, but not the obligation, to enter into the form of franchise agreement we then use to grant franchises for System Hotels (modified as necessary to reflect the fact that it is for a successor franchise) (a “Successor Franchise Agreement”) for one (1) additional franchise term of ten (10) years following the Term (a “Renewal Term”). The Successor Franchise Agreement will contain provisions consistent with those contained in this Agreement except for (i) our right to charge an additional royalty fee of no more than one and one-half percent (1.5%) of Property Room Revenue; and (ii) you and we will negotiate the Area of Protection for the Hotel for the Renewal Term to reflect then-current competitive market conditions. In order to enter into the Successor Franchise Agreement, you (and each of your owners) must:

1.	be in good standing (e.g., payment of Fees);

2.	be current as to the Standards (e.g., guest service, breakfast, high speed internet access, design, etc.); and,

3.

meet our then-current requirements for relevance and guest satisfaction in the Hotel’s market, which requirements may differ in each market, considering the Hotel’s RevPAR Index, sentiment scores or other guest satisfaction ratings, social media ratings, and other factors then utilized by the hotel industry to determine relevance and guest satisfaction.

3.3 Termination Rights. If you are not in default under this Agreement, you shall have the right to terminate the Agreement, without the payment of any Liquidated Damages, on November 30, 2020 and November 30, 2021, upon providing at least three (3) months written notice to us prior to such date.

4.0 OUR RESPONSIBILITIES

We have the following responsibilities to you under this Agreement. We reserve the right to fulfill some or all of these responsibilities through one of the Entities or through unrelated third parties, in our sole business judgment. We may require you to make payment for any resulting services or products directly to the provider.

4.1 Training. We may specify certain required and optional training programs on providing accommodations and related services and provide these programs at various locations. We may charge you for required training services and materials and for optional training services and materials we provide to you. You are responsible for all costs incurred in attending these programs.

4.2 Reservation Service. We will furnish you with the Reservation Service. The Reservation Service will be furnished to you on the same basis as it is furnished to other System Hotels and shall be the exclusive Reservation Service used at the Hotel at all times unless otherwise approved by us in writing in our sole discretion. You will be required to participate in performance based marketing as determined by us from time to time.

4.3 Consultation. We may offer consultation services and advice in areas such as operations and marketing. We may establish fees in advance, or on a project-by-project basis, for any consultation service or advice you request, such as revenue management and sales support. You will be entitled to such services upon request and payment of any applicable fees. You acknowledge that, although we provide consultation services and advice, you have exclusive day-to-day control of the business and operation of the Hotel and we do not in any way possess or exercise such control.

4.4 Marketing.

4.4.1 We will use commercially reasonable efforts to market the Hotel on our Reservation Service and any loyalty programs (e.g., Best Western Rewards® (“BWR®”)) associated with the Best Western System.

4.4.2 We will include the Hotel in advertising of System Hotels and in marketing programs in accordance with our general practice for System Hotels.

4.4.3 We will use the Advertising Assessment and Marketing and Technology Fees paid to us to pay for various programs to benefit the System, including: (i) advertising, promotions, publicity, public relations, market research, loyalty programs and other marketing programs; (ii) developing and maintaining the reservation service systems and support, to include but not limited to detailing rates, availability, taxes, fees, hotel and room information, cancellation and no-show policies and other such related information; and (iii) administrative costs and overhead related to the administration or direction of these projects and programs and other such services as we may determine from time to time.

4.4.4 We will have the sole right to determine how and when we spend these funds, including sole control over the creative concepts, materials and media used in the programs, the placement and allocation of advertising, and the selection of promotional programs.

4.4.5 We may enter into, modify or terminate arrangements for development, marketing, operations, administrative, technical and support functions, facilities, programs, services and/or personnel with any other entity, including any of the Entities or a third party.

4.4.6 You acknowledge that the Advertising Assessment and Marketing and Technology Fees are intended for the benefit of the System and will not simply be used to promote or benefit any one System Hotel or market. We will have no obligation in administering any activities paid for with the Advertising Assessment and Marketing and Technology Fees to make expenditures for you that are equivalent or proportionate to your payments or to ensure that the Hotel benefits directly or proportionately from such expenditures.

4.4.7 We may create any programs and allocate monies derived from the Advertising Assessment and Marketing and Technology Fees to any regions or localities, as we consider appropriate in our sole business judgment. The aggregate of the Advertising Assessment and Marketing and Technology Fees paid to us by System Hotels does not constitute a trust or “advertising fund” and we are not a fiduciary with respect to the Advertising Assessment and Marketing and Technology Fees paid by you and other System Hotels.

4.4.8 We are not obligated to expend funds in excess of the amounts received from System Hotels. If any interest is earned on unused Advertising Assessment and Marketing or Technology Fees, we will use the interest before using the principal. The Advertising Assessment and Marketing and Technology Fees do not cover your costs of participating in any optional marketing programs and promotions offered by us in which you voluntarily choose to participate. The Advertising Assessment and Marketing and Technology Fees also do not cover the cost of operating the Hotel in accordance with the Standards. There are no reimbursements or other funds to which you are entitled from the unused Advertising Assessment and Marketing and Technology Fees.

4.5 Inspections/Compliance Assistance. We will administer a quality assurance program for the System that will include periodic inspections—at least once every twelve (12) months upon at least twenty-four (24) hours’ notice—of the Hotel to ensure compliance with the Standards. You will permit us to inspect the Hotel and all associated facilities to determine if the Hotel is in compliance with the Standards. You will cooperate with our representatives during these inspections. You will then take all steps necessary to correct any deficiencies within the times we establish from time to time, including any re-inspection or re-assessment with an associated Quality Re-Assessment Fee. You will provide complimentary accommodations for the quality assurance auditor each time we conduct an inspection, to include visits to verify that deficiencies noted in a quality assurance evaluation report have been corrected or completed by the required dates of to verify completion of a design requirement.

4.6 Manual. We will issue to you or make available the Manual and any revisions and updates we may make to the Manual during the Term (either in writing or electronic form as may be determined from time to time). You agree to ensure that your copy of the Manual is, at all times, current and up to date. If there is any dispute as to your compliance with the provisions of the Manual, the master copy of the Manual maintained at our principal office will control. There will be no charge for the Manual unless printed duplicates or copies are requested by you.

4.7 Equipment and Supplies. We will make available to you for use in the Hotel various purchase arrangements for exterior signs, operating equipment, operating supplies, and furnishings, which we make available to other System Hotels.

5.0 YOUR RESPONSIBILITIES

5.1 Operational and Other Requirements. You must:

5.1.1 after the Effective Date, operate the Hotel twenty-four (24) hours a day;

5.1.2 operate the Hotel using the System, in compliance with this Agreement and the Standards, and in such a manner to provide efficient, courteous, uniform, respectable and high-quality lodging and other services and conveniences to the public, consistent with our concept of providing quality accommodations at fair and reasonable prices. You acknowledge that, although we provide the Standards, you have exclusive day-to-day control of the business and operation of the Hotel and we do not in any way possess or exercise such control and shall maintain those requirements which may change from time to time. You will successfully complete all quality assurance assessments as may be required by us from time to time;

5.1.3 maintain the premises, including coffee shops, restaurants, lounges, meeting/banquet rooms and other public areas, in a clean, safe and orderly condition;

5.1.4 permit and participate in inspection of the Hotel and all associated facilities to determine if the Hotel is in compliance with the Standards;

5.1.5 comply with the Standards, including our specifications for all amenities, supplies, products and services as may be applicable. We may require you to purchase a particular brand of product or service to maintain the common identity and reputation of the Brand, and you will comply with such requirements. Unless we specify otherwise, you may purchase products from any authorized source of distribution; however, we reserve the right, in our business judgment, to enter into exclusive purchasing arrangements for particular products or services and to require that you purchase products or services from approved suppliers or distributors;

5.1.6 comply with all design requirements as detailed in the Standards and associated references (e.g., Design Guidelines);

5.1.7 install, display, and maintain signage displaying or containing the Brand name and other distinguishing and identifying characteristics in accordance with Standards we establish for System Hotels;

5.1.8 participate in and pay all charges in connection with all required loyalty or frequency programs (e.g., BWR®);

5.1.9 use the Reservation Service as the sole means of offering reservations to the public and to third parties for booking (e.g., you may not use an individual Hotel website, booking engine, extranets, or channel manager);

5.1.10 provide to us all Hotel inventory at the best available rate and with last room availability;

5.1.11 if the Hotel does not have an on-site, full-service restaurant, provide a complimentary (free of charge) breakfast as detailed in the Standards;

5.1.12 comply with Standards for the training of persons involved in the operation of the Hotel, including completion by the general manager and other key personnel of the Hotel of a training program for operation of the Hotel under the System at sites we designate. You will pay us all fees and charges, if any, we require for your personnel to attend these training programs. You are responsible for all travel, lodging and other expenses you or your employees incur in attending these programs;

5.1.13 purchase and maintain property management, revenue management, in-room entertainment (e.g., televisions and programs/channels), telecommunications, high-speed internet access, and other computer and technology systems that we designate for the System or any portion of the System based on our assessment of the long-term best interests of System Hotels, considering the interest of the System as a whole;

5.1.14 advertise and promote the Hotel and related facilities and services on a local and regional basis in a first-class, dignified manner, using our identity and graphics Standards for all System Hotels, at your cost and expense. You must submit to us for our approval samples of all advertising and promotional materials that we have not previously approved (including any materials in digital, electronic or computerized form or in any form of media that exists now or is developed in the future) before you produce or distribute them. You will not begin using the materials until we approve them. You must immediately discontinue your use of any advertising or promotional material we disapprove, even if we previously approved the materials;

5.1.15 participate in and pay all charges in connection with all required System guest complaint resolution programs, which programs may include chargebacks to the Hotel for guest refunds or credits and all required System quality assurance programs, such as guest comment cards, customer surveys and mystery shopper programs. You must maintain minimum performance Standards and scores for quality assurance programs we establish;

5.1.16 honor all nationally recognized credit cards and credit vouchers issued for general credit purposes that we require and enter into all necessary credit card and voucher agreements with the issuers of such cards or vouchers;

5.1.17 participate in and use the Reservation Service, including any additions, enhancements, supplements or variants we develop or adopt, and honor and give first priority on available rooms to all confirmed reservations referred to the Hotel through the Reservation Service. The only reservation service or system you may use for outgoing reservations referred by or from the Hotel to other properties will be the Reservation Service or other reservation services we designate;

5.1.18 furnish accurate and current Hotel information in a timely manner for publication and use in the Reservation Service;

5.1.19 comply with all Laws and, on request, give evidence to us of compliance;

5.1.20 participate in, and promptly pay all fees, commissions and charges associated with, all travel agent commission programs and third-party reservation and distribution services (e.g., online travel agencies), all as required by the Standards and in accordance with the terms of these programs, all of which may be modified;

5.1.21 not engage, directly or indirectly, in any cross-marketing or cross-promotion of the Hotel with any Other Hotel or related business, without our prior written consent. You agree to refer guests and customers, wherever reasonably possible, only to System Hotels. We may require you to participate in programs designed to refer prospective customers to Other Hotels. You must display all material, including brochures and promotional material we provide for System Hotels, and allow advertising and promotion only of System Hotels on the Hotel Site, unless we specifically direct you to include advertising or promotion of Other Hotels;

5.1.22 treat as confidential the Standards, the Manual and all other Proprietary Information. You acknowledge and agree that you do not acquire any interest in the Proprietary Information other than the right to utilize the same in the development and operation of the Hotel under the terms of this Agreement. You agree that you will not use the Proprietary Information in any business or for any purpose other than in the development and operation of the Hotel under the System and will maintain the absolute confidentiality of the Proprietary Information during and after the Term. You will not make unauthorized copies of any portion of the Proprietary Information; and will adopt and implement all procedures we may periodically establish in our business judgment to prevent unauthorized use or disclosure of the Proprietary Information, including restrictions on disclosure to employees and the use of non-disclosure and non-competition clauses in agreements with employees, agents and independent contractors who have access to the Proprietary Information;

5.1.23 not become a Competitor, or permit your Affiliate to become a Competitor, in the hotel market segment applicable to your Brand, or any substantially equivalent market segment, as determined by Smith Travel Research, Inc. (“STR”) (or, if STR is no longer in existence, STR’s successor or other such industry resource that is as equally as reputable as STR);

5.1.24 own fee simple title (or long-term ground leasehold interest for a term at least equal to the Term) to the real property and improvements that comprise the Hotel and the Hotel Site, or alternatively, at our request, cause the fee simple owner, or other third party acceptable to us, to provide its guaranty covering all of your obligations under this Agreement in form and substance acceptable to us;

5.1.25 ensure that the Hotel and its personnel display a courteous and professional attitude toward directors, officers and employees of BWI;

5.1.26 maintain legal possession and control of the Hotel and Hotel Site for the Term and promptly deliver to us a copy of any notice of default you receive from any mortgagee, trustee under any deed of trust, or ground lessor for the Hotel, and on our request, provide any additional information we may request related to any alleged default;

5.1.27 not directly or indirectly conduct or permit the marketing or sale of timeshares, vacation ownership, fractional ownership, condominiums or like schemes at, or adjacent to, the Hotel;

5.1.28 participate in and pay all charges related to our marketing programs (in addition to programs covered by the Monthly Fees, Advertising Assessment, and Marketing and Technology Fees), all guest frequency programs we require, and any optional programs that you opt into;

5.1.29 honor the terms of any discount or promotional programs (including any frequent guest or loyalty program (e.g., BWR®)) that we offer to the public on your behalf, any room rate quoted to any guest at the time the guest makes an advance reservation, and any award certificates issued to Hotel guests participating in these programs. Further, while each System Hotel is responsible for establishing rates at its Hotel, the Board may, in its sole discretion, establish discount or promotional programs providing for room discounts in an amount equal to or less than ten percent (10%) off of the Hotel’s published rates and you must honor such program. Any discount or promotional program providing for room discounts in an amount in excess of ten percent (10%) off of the Hotel’s published rates may only be implemented following an affirmative vote of a majority of System Hotels, and if approved, you must honor such program. With regard to any such System Hotel vote, an affirmative vote of a majority of the votes cast shall result in passage, provided at least 33 1/3% of all System Hotels vote in favor of the discount or promotional program.

5.1.30 if an overbooking occurs, be financially responsible for the cost of an alternative accommodation at a comparable hotel for at least one (1) night, and arrange and pay for transportation to the alternative accommodation;

5.1.31 maintain, at your expense, insurance of the types and in the minimum amounts we specify in the Standards. As of the Effective Date, required types of insurance include, without limitation: commercial general liability insurance, automobile liability insurance (for owned, non-owned, and hired automobiles), cyber security insurance, and statutory workers’ compensation insurance, each in the amount set forth in the Standards. All such insurance must be with insurers having the minimum ratings we specify, name as additional insureds the parties we specify in the Standards (to include but not limited to Best Western International, Inc. and BWI Licensing, Inc.), and carry the endorsements and notice requirements we specify in the Standards. Upon request, you shall provide us with certificates and such other documents that we request evidencing that you have obtained insurance policies that comply with the then-current insurance requirements set forth in the Standards;

5.1.32 not share the business operations of the Hotel;

5.1.33 promptly provide to us all information we reasonably request about you and your Affiliates (including your respective beneficial owners, officers, directors, shareholders, partners or members) and/or the Hotel, title to the property on which the Hotel is constructed and any other property used by the Hotel;

5.1.34 treat all employees and guests professionally, and with dignity and respect in order to protect the integrity and goodwill of the Brand;

5.1.35 comply with the Best Western International, Inc. Human Rights Policy; and

5.1.36 upon termination of the Agreement, consent to our contacting all guests with future reservations, to our notifying them that the Hotel is no longer affiliated with the Brand, and to our offering alternative accommodations at a different System Hotel.

5.2 Relocating the Hotel. You must operate the Hotel at the Hotel Site. You may, however, request to relocate the Hotel from the Hotel Site to another designated property you own an interest in (the “Designated Property”) if ownership does not change more than 50%. The criteria that we will use to decide any such request include:

1.	The Designated Property shall be within the same Area of Protection as the Hotel Site, and the distance between the Hotel Site and the Designated Property shall not exceed:

Property Type	Primary Market	Secondary Market	Tertiary Market
Distance	2 Miles	3 Miles	5 Miles

2.

The Designated Property shall not be in an Area of Protection of any franchisee (see Exhibit 1) nor where any franchisee has the right to request an Impact Analysis (see Exhibit 2), unless any such franchisee waives any such right.

3.	The Designated Property shall have an Area of Protection consistent with the criteria as described herein or as determined by the Board of Directors.

4.	The Brand of the relocated Hotel at the Designated Property shall be the same as or higher than the Brand of the Hotel at the Hotel Site.

5.

The Designated Property must, in the opinion of the Board of Directors, provide improved representation in the same relevant market. In evaluating this requirement, the Board of Directors in its sole discretion may consider the Designated Property’s attributes, such as, but not limited to: superior facilities, improved location, stronger access to demand generators and increased visibility.

6.	The Hotel at the Designated Property shall meet or exceed BWI’s standards prior to relocating and commencing operations as a System Hotel.

7.

Pay a relocation fee and a fee for any increase in room count that must be submitted upon submission of your request to relocate. A portion of the relocation fee is non-refundable immediately upon payment. The remainder is non-refundable upon execution of the new Franchise Agreement you must sign for the Designated Property.

8.	The Designated Property will be reviewed according to established policies and procedures.

9.

The request will be presented to the Board of Directors for approval or denial and reviewed in conjunction with other relocation requests for the surrounding area or prospect property applications for the same area.

10.

The Hotel must remain operating as a System Hotel in good standing at the Hotel Site, and continue to pay full fees and dues, until the relocation is completed. At that time, the Hotel at the Hotel Site must discontinue operating as a System Hotel.

11.

The transition from the Hotel Site to the Designated Property must be seamless (e.g., installation of new signage and removal of old signage being done as close to simultaneous as possible to eliminate the perception that Best Western is not being represented in a given area).

12.	You must consistently adhere to the BWI policy of always referring guests to the nearest Best Western.

5.3 Changes to Standards. We may, from time to time, change, add to or remove certain Standards; provided, however, any amendment of the Standards will include a vetting process, such as consultation with advisory committees and governors. Further, the following Standards may only be amended by vote of System Hotels: building exterior, public area and guest room design Standards, brand logo and signage Standards, and breakfast Standards. With regard to any such System Hotel vote, an affirmative vote of a majority of the votes cast shall result in passage of the matter proposed, provided at least 33 1/3% of all System Hotels vote in favor of the proposal. Notwithstanding the right of System Hotels to vote to amend these Standards, the Board may amend any such Standard without a System Hotel vote if the cost is less than or equal to $150 dollars per year per room and does not require the hiring of a “trade person” for implementation of the Standard.

6.0 RENOVATION WORK

6.1 Necessary Consents.

6.1.1 You must comply with all design and brand standards as detailed in the Manual throughout the Term in accordance with agreed-to timelines. Before we approve your Designs and Plans, your architect or other certified professional must certify to us that the Designs and Plans comply with all Laws related to accessibility/accommodations/facilities for those with disabilities. You shall not commence any Renovation Work unless and until we have issued our written consent in respect of the Designs and Plans, which consent will not be unreasonably withheld. Once we have issued our approval, no changes to the Designs and Plans shall be made without our consent.

6.1.2 You are solely responsible for ensuring that the Designs and Plans (including Designs and Plans for Renovation Work) comply with our then-current Standards, the Manual, and all Laws.

6.2 Performance of Agreement. You must satisfy all of the terms and conditions of this Agreement, and equip, supply, staff and otherwise ensure the Hotel is operational and in compliance with our Standards. As a result of your efforts to comply with the terms and conditions of this Agreement, you will incur significant expense and expend substantial time and effort. You acknowledge and agree that we will have no liability or obligation to you for any losses, obligations, liabilities or expenses you incur if we do not authorize the Hotel to represent itself as a Hotel with our Brand on our Reservations Systems or if we terminate this Agreement because you have not complied with the terms and conditions of this Agreement.

6.3 Hotel Refurbishment and Room Addition.

6.3.1 We may periodically require you to modernize, rehabilitate and/or upgrade the Hotel’s fixtures, equipment, furnishings, furniture, signs, computer hardware and software and related equipment, supplies and other items to meet the then-current Standards. You will make these changes at your sole cost and expense and in the time frame we require.

6.3.2 You may not make any significant changes (including major changes in structure, design or decor) in the Hotel. Minor redecoration and minor structural changes that comply with our Standards will not be considered significant.

6.3.3 You may not make any change in the number of approved Guest Rooms in the Addendum. If you wish to add additional Guest Rooms to the Hotel after the Effective Date, you must submit an application to obtain our consent. If we consent to the addition of Guest Rooms at the Hotel, you must pay us our then-current Room Addition Fee. As a condition to our granting approval of your application, we may require you to modernize, rehabilitate or upgrade the Hotel in accordance with this Subsection 6.3 of the Agreement. We may also require you to execute an amendment to this Agreement covering the terms and conditions of our consent to the addition of Guest Rooms.

7.0 MANAGEMENT OF THE HOTEL

7.1 You must at all times retain and exercise direct management control over the Hotel’s business. If you enter into a management agreement or other similar arrangement for the operation of the Hotel or any part thereof (including without limitation, retail or food and/or beverage service facilities) with any natural person or entity, you are required to provide prior written notice to us. Any such management agreement or other similar arrangement for operation of the Hotel or any part thereof shall in no way relieve, reduce, mitigate or waive any of the responsibilities you have under this Agreement, it being understood that all such responsibilities and obligations shall remain yours at all times. You must provide us with all information we request from time to time regarding ownership, control and management of the Hotel.

8.0 PAYMENT OF FEES

8.1 Annual Dues. Upon execution of this Agreement, you shall pay the first year’s (i.e., the time period from December 1, 2019 to December 1, 2020) Annual Dues to us in the amount set forth in the Addendum. On September 15, 2020 and on each subsequent September 15 during the Term, you shall pay us the Annual Dues due for the following year of the Term. The Annual Dues are not refundable under any circumstances.

8.2 Monthly Fees. Beginning on the Effective Date, you will pay to us for each month (or part of a month, including the final month you operate under this Agreement) the Monthly Fees, each of which is set forth in the Addendum.

8.3 Advertising Assessment. Beginning on the Effective Date, you will pay to us for each month (or part of a month, including the final month you operate under this Agreement) the Advertising Assessment, each of which is set forth in the Addendum.

8.4 Marketing and Technology Fees. Beginning on the Effective Date, you will pay to us for each month (or part of a month, including the final month you operate under this Agreement) the Marketing and Technology Fees, which is set forth in the Addendum.

8.5 Calculation and Payment of Fees.

8.5.1 Fees will be calculated in accordance with the accounting methods of the then-current GAAP or such other accounting methods specified by us in the Manual.

8.5.2 Fees will be invoiced by us monthly and paid to us upon statement receipt at the place and in the manner we designate and will be accompanied by our standard schedule setting forth in reasonable detail the computation Fees for such month.

8.5.3 If there is a fire or other insured casualty that results in a reduction of Property Room Revenue, you will determine and pay us, from the proceeds of any business interruption or other insurance applicable to loss of revenues, an amount equal to the forecasted Monthly Fees, Advertising Assessment, and Marketing and Technology Fees, based on the Property Room Revenue amounts agreed on between you and your insurance company that would have been paid to us in the absence of the insured casualty.

8.5.4 In the event that you owe us any funds, we have the right to offset any amounts we may owe you against the amount you owe.

8.6 Other Fees, Charges and Expenses. You will timely pay all other amounts due us or any of the Entities under this Agreement.

8.7 Taxes. If a Gross Receipts Tax is imposed on us or the Entities based on payments made by you related to this Agreement, then you must reimburse us or the Entity for such Gross Receipts Tax to ensure that the amount we or the Entity retains, after paying the Gross Receipts Tax, equals the net amount of the payments you are required to pay us or the Entity had such Gross Receipts Tax not been imposed. You are not required to pay income taxes payable by us or any Entity as a result of our net income relating to fees collected under this Agreement.

8.8 Application of Fees. We may apply any amounts received from you to any amounts due under this Agreement.

9.0 PROPRIETARY RIGHTS

9.1 Our Proprietary Rights.

9.1.1 You will not contest, either directly or indirectly during or after the Term:

9.1.1.1 our (and/or any Entities’) ownership of, rights to and interest in the System, Brand, Marks and any of their elements or components, including present and future distinguishing characteristics and agree that neither you nor any design or construction professional engaged by you may use our Standards, our Manual or your approved Designs and Plans for any hotel or lodging project other than the Hotel;

9.1.1.2 our sole right to grant licenses to use all or any elements or components of the System;

9.1.1.3 that we (and/or the Entities) are the owner of (or the licensee of, with the right to sub-license) all right, title and interest in and to the Brand and the Marks used in any form and in any design, alone or in any combination, together with the goodwill they symbolize; or

9.1.1.4 the validity or ownership of the Marks.

9.1.2 You acknowledge that these Marks have acquired a secondary meaning which indicates that the Hotel, Brand and System are operated by or with our approval. All improvements and additions to, or associated with, the System, all Marks, and all goodwill arising from your use of the System and the Marks, will inure to our benefit and become our property (or that of the applicable Entities), even if you develop them.

9.1.3 You will not apply for or obtain any trademark or service mark registration of any of the Marks or any confusingly similar marks in your name or on behalf of or for the benefit of anyone else. You acknowledge that you are not entitled to receive any payment or other value from us or from any of the Entities for any goodwill associated with your use of the System or the Marks, or any elements or components of the System.

9.2 Trade Name, Use of the Marks.

9.2.1 Trade Name.

9.2.1.1 The Hotel will be initially known by the Trade Name set forth in the Addendum. You may not change the Trade Name without our specific prior written consent.

9.2.1.2 You acknowledge and agree that you are not acquiring the right to use any service marks, copyrights, trademarks, trade dress, logos, designs, insignia, emblems, symbols, slogans, distinguishing characteristics, trade names, domain names or other marks or characteristics owned by us or licensed to us that we do not specifically designate to be used in the System.

9.3 Use of Trade Name and Marks. You will operate under the Marks, using the Trade Name, at the Hotel. You will not adopt any other names or marks in operating the Hotel without our approval. You will not, without our prior written consent, use any of the Marks (including the words “Best Western”), trademarks, trade names or service marks, or any similar words or acronyms, in:

9.3.1 your corporate, partnership, business or trade name;

9.3.2 any Internet-related name (including a domain name); or

9.3.3 any business operated separately from the Hotel, including the name or identity of developments adjacent to or associated with the Hotel.

9.4 Trademark Disputes.

9.4.1 You will immediately notify us of any infringement or dilution of or challenge to your use of any of the Marks and will not, absent a court order or our prior written consent, communicate with any other person regarding any such infringement, dilution, challenge or claim. We will take the action we deem appropriate with respect to such challenges and claims and have the sole right to handle disputes concerning use of all or any part of the Marks or the System. You will fully cooperate with us and any applicable Entity in these matters. We will reimburse you for expenses incurred by you as the direct result of activities undertaken by you at our prior written request and specifically relating to the trademark dispute at issue. We will not reimburse you for any other expenses incurred by you for cooperating with us or the Entities.

9.4.2 You appoint us as your exclusive attorney-in-fact, to prosecute, defend and/or settle all disputes of this type at our sole option. You will sign any documents we or the applicable Entity believe are necessary to prosecute, defend or settle any dispute or obtain protection for the Marks and the System and will assign to us any claims you may have related to these matters. Our decisions as to the prosecution, defense or settlement of the dispute will be final. All recoveries made as a result of disputes regarding use of all or part of the System or the Marks will be for our account.

9.5 Web Sites.

9.5.1 You may not register, own, maintain or use any Sites that relate to the Best Western System or the Hotel, that include the Marks, or have an independent booking engine. The only domain names, Sites, or Site contractors that you may use relating to the Hotel or this Agreement are those we assign or otherwise approve in writing. You acknowledge that you may not, without a legal license or other legal right, post on your Sites any material in which any third party has any direct or indirect ownership interest. You must incorporate on your Sites any information we require in the manner we deem necessary to protect our Marks.

9.5.2 Any use of the Marks on any Site must conform to our requirements, including the identity and graphics Standards for all System Hotels. Given the changing nature of this technology, we have the right to withhold our approval, and to withdraw any prior approval, and to modify our requirements.

9.6 Covenant.

9.6.1 You agree, as a direct covenant with us and the Entities, that you will comply with all of the provisions of this Agreement related to the manner, terms and conditions of the use of the Marks and the termination of any right on your part to use any of the Marks. Any non-compliance by you with this covenant or the terms of this Agreement related to the Marks, or any unauthorized or improper use of the System or the Marks, will cause irreparable damage to us and/or to the Entities and is a material breach of this Agreement.

9.6.2 If you engage in such non-compliance or unauthorized and/or improper use of the System or the Marks during or after the Term, we and any of the applicable Entities, along with the successors and assigns of each, will be entitled to both temporary and permanent injunctive relief against you from any court of competent jurisdiction, in addition to all other remedies we or the Entities may have at law. You consent to the entry of such temporary and permanent injunctions. You must pay all costs and expenses, including reasonable attorneys’ fees, expert fees, costs and other expenses of litigation that we and/or the Entities may incur in connection with your non-compliance with this covenant.

10.0 AUDIT, OWNERSHIP OF INFORMATION AND PRIVACY AND DATA PROTECTION

10.1 Audit.

10.1.1 We may require you to have Fees or other monies due to us computed and certified as accurate by a certified public accountant. We may at any time during your business hours, and without prior notice to you, examine your Financial and Operational Information and other records. You agree to cooperate fully with our representatives and independent accountants in any audit. If any audit discloses that you understated or underpaid any payment due to us, you agree to immediately pay us the amount of the understatement, plus our service charges and interest (to be calculated as set forth in Section 17.17 below) on the understated amounts from the date originally due until the date of payment. Furthermore, if an examination is necessary due to your failure to furnish reports, supporting records, or other information as required, or to furnish these items on a timely basis, or if our audit reveals an underpayment to us in an amount greater than two percent (2%) of the amount that you actually reported to us for the period examined, you agree to reimburse us for the costs of the examination, including, without limitation, the charges of attorneys and independent accountants and the travel expenses, room and board, and compensation of our employees. These remedies are in addition to our other remedies and rights under this Agreement and Laws.

10.1.2 If the audit discloses an overpayment, we will credit this overpayment against your future payments due under this Agreement, without interest, or, if no future payments are due under this Agreement, we will promptly pay you the amount of the overpayment without interest.

10.2 Ownership of Information. All Information we obtain from you and all revenues we derive from such Information will be our property and Proprietary Information that we may use for any reason, including making a financial performance representation in our franchise disclosure documents. At your sole risk and responsibility, you may use Information that you acquire from third parties in connection with operating the Hotel, such as Personal Information, at any time during or after the Term, to the extent that your use is permitted by Law.

10.3 Privacy and Data Protection. You will: (i) comply with all applicable Privacy Laws; (ii) comply with all Standards that relate to Privacy Laws and the privacy and security of Personal Information; (iii) refrain from any action or inaction that could cause us or the Entities to breach any Privacy Laws; (iv) take any reasonable action we deem necessary in our business judgment to keep us and the Entities in compliance with the Privacy Laws; (v) ensure that your customer data collection practices, and the use and marketing of such data, and measures adopted for the privacy and security thereof are consistent with BWI’s Privacy Policy as posted on its website at http://www.bestwestern.com, as amended from time to time by BWI; and (vi) immediately report to us the theft or loss of Personal Information (other than the Personal Information of your own officers, directors, shareholders, employees or service providers).

11.0 CONDEMNATION AND CASUALTY

11.1 Condemnation. You must immediately inform us of any proposed taking of any portion of the Hotel by eminent domain. If, in our business judgment, the taking is significant enough to render the continued operation of the Hotel in accordance with the Standards and guest expectations impractical, then we may terminate this Agreement on written notice to you and you will not pay us Liquidated Damages. If such taking, in our business judgment, does not require the termination of this Agreement, then you will make all necessary modifications to make the Hotel conform to its condition, character and appearance immediately before such taking, according to Designs and Plans approved by us. You will take all measures to ensure that the resumption of normal operations at the Hotel is not unreasonably delayed.

11.2 Casualty.

11.2.1 You must immediately inform us if the Hotel is damaged by fire or other casualty. If the damage or repair requires closing the Hotel, you may choose to repair or rebuild the Hotel according to the Standards, provided you: begin reconstruction within six (6) months after closing and reopen the Hotel for continuous business operations as soon as practicable (but in any event no later than eighteen (18) months after the closing of the Hotel) and give us at least thirty (30) days’ notice of the projected date of reopening. Once the Hotel is closed, you will not promote the Hotel as a System Hotel or otherwise identify the Hotel using any of the Marks without our prior written consent.

11.2.2 You and we each have the right to terminate this Agreement if you elect not to repair or rebuild the Hotel as set forth above in Subsection 11.2.1, provided the terminating Party gives the other Party sixty (60) days written notice. We will not require you to pay Liquidated Damages unless you or one of your Affiliates own and/or operate a hotel at the Hotel Site under a lease, license or franchise from a Competitor within three (3) years of the termination date in which case Liquidated Damages are owed as applicable for a cancellation not associated with a termination at a permissible window.

11.3 No Extensions of Term. Nothing in this Section  11 will extend the Term.

12.0 NOTICE OF INTENT TO MARKET

Except in the case of a Transfer governed by Subsection 13.2.1 or 13.2.2 of this Agreement, if you or a Controlling Affiliate want to Transfer any Equity Interest, you must give us written notice, concurrently with beginning your marketing efforts.

13.0 TRANSFERS

13.1 Our Transfer.

You acknowledge that we maintain a staff to manage and operate the System and that staff members can change as employees come and go. You represent that you have not signed this Agreement in reliance on any particular shareholder, director, officer, member or employee remaining with us in that capacity. We may change our ownership or form and/or assign this Agreement or any interest therein and any other agreement to a third party without restriction or notice to you. After our assignment of this Agreement to a third party who expressly assumes the obligations under this Agreement, we no longer will have any performance or other obligations under this Agreement.

13.2 Your Transfer. You understand and acknowledge that the rights and duties in this Agreement are personal to you and that we are entering into this Agreement in reliance on your business skill, financial capacity, and the personal character of you, your officers, directors, partners, members, shareholders or trustees. A Transfer by you of any Equity Interest, or this Agreement, or any of your rights or obligations under this Agreement, or a Transfer by an Equity Owner is prohibited other than as expressly permitted herein.

13.2.1 Transfers that Are Exempt from Transfer Limitations. The following Transfers are exempt from transfer limitations if the Transferee, within thirty (30) days following the effective date of the change in equitable or lessee interest, completes and signs all forms then required by us, and pays to us all unpaid dues, fees, assessments, and charges owed to us by the Transferor which are not then paid by the Transferor; and within such thirty (30) days, or under such more liberal schedules as we may determine, brings the Hotel to a condition which meets all of our Standards, policies and requirements which would have been applicable to the Transferor. We may establish reasonable fees to cover our reasonable costs of any such transfer.

13.2.1.1 Bona fide financing transactions not involving changes in actual control, such as mortgages, pledges and sale and leasebacks.

13.2.1.2 Changes in the legal form of ownership, without an actual change in control, such as a transfer from individual owners to a corporation where the sole owners of the stock of the corporation are the former individual owners.

13.2.1.3 A transfer of equitable ownership or lessee interest (including interests transferred in trust) to a parent, spouse, brother, sister, child, stepchild or grandchild of the Transferor.

13.2.1.4 On the death of Franchisee or an Equity Owner who is a natural person, this Agreement or the Equity Interest of the deceased Equity Owner may Transfer in accordance with such person’s will or, if such person dies intestate, in accordance with laws of intestacy governing the distribution of such person’s estate, provided that: (i) the transfer on death is to an immediate family member or to a legal entity formed by such family member(s); and (ii) within one (1) year after the death, such family member(s) or entity meet all of our then-current requirements for an approved Transferee.

13.2.1.5 A Transfer to a bona fide lender secured by the Hotel occasioned by a bona fide default, such as a mortgage foreclosure, trustee’s sale, transfer in lieu of foreclosure or termination of the lease under a sale and leaseback.

13.2.1.6 Changes in stock ownership of a corporation whose stock is publicly traded.

13.2.1.7 Issuance of new stock in a corporation or new limited partnership interest in a limited partnership occurring prior to commencement of operation as a Hotel.

13.2.2 Permitted Transfers of a Partial Interest that Require Notice. The following Transfer is permitted with prior written notice to us if the Permitted Transfer does not result in a change in Control of the Franchisee, the Hotel or the Hotel Site provided that after the transaction:

13.2.2.1 Less than 50% of all Equity Interests in the Hotel or Franchisee will have changed hands within a 12-month period.

13.2.3 Change of Ownership Transfer. Any proposed Transfer that is not described in Subsection 13.2.1 or 13.2.2 is a Change of Ownership Transfer (formerly known as an “automatic transfer” under the membership program). You are required to provide sixty (60) days’ notice, unless we agree otherwise, of any Change of Ownership Transfer. You consent to (i) our communication with any third party we deem necessary about the Hotel in order for us to evaluate the proposed Change of Ownership Transfer, and (ii) our providing documents regarding the historical performance and condition of the hotel to the Transferee.

13.2.3.1 To be eligible for a Change of Ownership Transfer, the following are required:

a) the Hotel must have received two (2) passing scores for the past two (2) regular inspections;

b) the Transferee must certify that the Transferor has provided the Transferee copies of the last three (3) regular inspections, any and all BWI notices of probation or delinquency for the past twenty-four (24) months, and the then current design report;

c) the Hotel is in compliance with the current design program;

d) the Hotel is not past due of any conditions which would constitute a ground for default or cancellation; and

e) the Transferor is not past due with regard to any and all financial obligations (e.g., dues, fees and assessments) to us.

13.2.3.2 The Change of Ownership Transfer is subject to the following conditions, all of which must be satisfied at or before the date of closing the Change of Ownership Transfer (“Closing”):

a) the Transferee submits a Change of Ownership Application, pays our then current Change of Ownership Transfer Fee, executes our then-current form of new franchise agreement and all ancillary forms, including a guaranty from a third party acceptable to us, if required;

b) you as Transferor are not in default of the Agreement or any other agreements with us or our Affiliates;

c) you or the Transferee pay all amounts due to us and the Entities through the date of the Closing;

d) you execute our then-current form of voluntary termination agreement, which may include a general release, covering termination of this Agreement;

e) you conclude to our satisfaction, or provide adequate security for, any suit, action, or proceeding pending or threatened against you, us or any Entity with respect to the Hotel, which may result in liability on the part of us or any Entity;

f) you, the Transferee and/or Transferee Equity Owner(s) submit to us all information related to the Transfer that we require, including applications;

g) the Transferee executes a new franchise agreement with us, noting the new franchise agreement will generally have the same terms and conditions as the transferor’s franchise agreement, with the exception of discounted fees in certain circumstances (such fees being either: (A) with respect to the first transferee, as applicable, the lesser of (i) three and one-half percent (3.5%) of Property Room Revenue (“PRR”) for a transferee with former Best Western Members as of July 1, 2016 having a minimum fifty percent (50%) financial interest in the transferee property; or (ii) a percentage of PRR equal to the fees paid by the transferor expressed as a percentage of the hotel’s PRR for the twelve (12) months prior to such transfer plus one percent (1%); and (B) with respect to any subsequent transferee, the lesser of (i) three and one-half percent (3.5%) of PRR for a transferee with former Best Western Members as of July 1, 2016 having a minimum fifty percent (50%) financial ownership interest in the transferee property; or (ii) then-current fees for new franchisees);

h) the Transferee is neither a Sanctioned Person nor a Competitor; and,

i) you and your owners must sign our current form of general release.

13.2.4 Public Offering or Private Placement.

Any offering by you of Securities requires our review if you use the Marks, or refer to us or this Agreement in your offering. All materials required by any Law for the offer or sale of those Securities must be submitted to us for review at least sixty (60) days before the date you distribute those materials or file them with any governmental agency, including any materials to be used in any offering exempt from registration under any securities laws. Any review will be subject to fees then charged at such time in the System. You must indemnify, defend and hold the Indemnified Parties free and harmless of and from any and all liabilities, costs, damages, claims or expenses arising out of or related to the sale or offer of any of your Securities to the same extent as provided in Subsection 15 of this Agreement.

13.2.5 Mortgages and Pledges to Lending Institutions.

13.2.5.1 You or an equity owner may mortgage or pledge the Hotel or an equity interest to a lender that finances the acquisition, development or operation of the hotel, without notifying us or obtaining our consent, if (i) you or the applicable equity owner are the sole borrower, and (ii) the loan is not secured by any other hotels or other collateral. You must notify us of any other proposed mortgage or pledge. This Agreement may not be pledged as collateral.

13.2.5.2 We will evaluate requests for “lender comfort letters” and issue any such document in a form satisfactory to us (e.g., which may include an estoppel and general release of claims). We charge a fee for the processing of a lender comfort letter.

13.2.6 Commercial Leases. You may lease or sublease commercial space in the Hotel, or enter into concession arrangements for operations in connection with the Hotel, in the ordinary course of business, subject to our right to review and approve the nature of the proposed business and the proposed brand and concept, all in keeping with our Standards for System Hotels.

14.0 TERMINATION

14.1 Termination with Opportunity to Cure. We may terminate this Agreement at any time before its expiration under one (1) or more of the following conditions by providing written notice to you and affording you a hearing before the Board such that you can show cause why this Agreement should not be terminated:

14.1.1 failure to pay dues or other Fees, rentals, charges or assessments within the time set by this Agreement.

14.1.2 failure to comply with the terms and conditions or to meet the standards as set forth in this Agreement or the Manual, to include but not limited to:

14.1.2.1 receipt of two (2) consecutive inspection scores or Guest Rooms/Public Areas Condition Report scores which are below 800 points; or

14.1.2.2 receipt of two (2) inspection scores or Guest Rooms/Public Areas Condition Report scores less than 800 points during any eighteen (18) month period; or

14.1.2.3 receipt of three (3) inspection scores or Guest Rooms/Public Areas Condition Report scores less than 800 points during any twenty-four (24) month period; or

14.1.2.4 receipt of a single inspection score or Guest Rooms/Public Areas Condition Report scores less than 600 points.

14.1.3 failure to operate, manage or maintain the System Hotel in such a way as to effect credit to us, BWI, and the System Hotels.

When grounds exist to terminate the Agreement, the Board or its designee may in its sole discretion afford a cure period or “conditional extension.” During any such cure period we may delay termination but suspend the Hotel from the reservation service and any reservation and/or website services provided through or by us, and divert reservations for your Hotel to other System Hotels; remove the listing of the Hotel from any advertising we publish; disable all or any part of the software provided to you and/or may suspend any one (1) or more of the information technology and/or network services that we provide or support; and charge you for costs related to suspending or disabling your right to use any software systems or technology we provided to you, together with intervention or administration fees. During any such restriction, full Fees continue to be due and payable.

14.2 Immediate Termination by Us. This Agreement may be terminated by us immediately (or at the earliest time permitted by applicable law) if:

14.2.1 the Hotel is leased or subleased;

14.2.2 a lease of the Hotel terminates;

14.2.3 if the Hotel is not leased, a change occurs of fifty percent (50%) or more of the equitable ownership of the System Hotel within a 12-month period;

14.2.4 a change occurs of fifty percent (50%) or more of the equitable ownership of a leasehold interest within a 12-month period;

14.2.5 if the Hotel is not leased, a change occurs of fifty percent (50%) or more of the equitable ownership of the entity or entities owning the Hotel within a 12-month period;

14.2.6 a change occurs of fifty percent (50%) or more of the equitable ownership of the entity or entities leasing the Hotel within a 12-month period;

14.2.7 a term or condition is not met, after the Board, having provided you with an opportunity for a hearing, has found grounds exist for termination of this Agreement and you have not cured the default within the specified time period;

14.2.8 you fail to maintain and provide proof of insurance coverage as required by the Manual;

14.2.9 you do not meet a term or condition whose application was approved by the Board with specific requirements and time frames for compliance and you have been advised that failure to meet any of these requirements will be grounds for automatic termination.

14.2.10 you contest in any court or proceeding our ownership of the System or any part of the System or the validity of any of the Marks;

14.2.11 you or any Equity Owner with a controlling Equity Interest are or have been convicted of a felony or any other offense or conduct, if we determine in our business judgment it is likely to adversely reflect on or affect the Hotel, the System, us and/or any Entity;

14.2.12 you conceal revenues, maintain false books and records of accounts, submit false reports or information to us or otherwise attempt to defraud us;

14.2.13 you, your Affiliate or Guarantor become a Competitor;

14.2.14 you Transfer any interest in yourself, this Agreement, the Hotel or the Hotel Site, other than in compliance with this Agreement;

14.2.15 you, your Affiliate or Guarantor become a Sanctioned Person or are owned or controlled by a Sanctioned Person or fail to comply with the provisions of Subsection 17.15;

14.2.16 your Guarantor breaches its guaranty to us; or

14.2.17 a threat or danger to public health, welfare or safety results from the construction, maintenance, or operation of the Hotel.

14.3 Suspension Interim Remedies. If you are in default of this Agreement, we may elect to impose an interim remedy, including the suspension of our obligations under this Agreement and/or our or the Entities’ obligations under any other of Your Agreements.

14.4 Liquidated Damages on Termination.

14.4.1 Liquidated Damages. You acknowledge and agree that the premature termination of this Agreement will cause substantial damage to us. You agree that Liquidated Damages are not a penalty, but represent a reasonable estimate of the minimum just and fair compensation for the damages we will suffer as the result of your failure to operate the Hotel for the Term.

14.4.2 Calculation of Liquidated Damages. If this Agreement terminates before the Expiration Date, other than by you as permitted on November 30, 2020 or November 30, 2021, having provided required written notice to us by August 31, 2020 and August 31, 2021 respectively, you will pay Liquidated Damages to us as follows:

The sum of the prior twelve (12) months: (i) Per Room Monthly Fees or Room Revenue Monthly Fees (as applicable); (ii) Advertising Assessments; and (iii) Marketing and Technology Fees, divided by twelve (12) and then multiplied by twenty-four (24). Additionally, if a development incentive was received, repayment to us of a pro rata amount of the development incentive based upon the number of months remaining in the Agreement’s term.

14.4.3 Payment of Liquidated Damages. Payment of Liquidated Damages is due on the date of the termination of this Agreement.

14.5 Your Obligations on Termination or Expiration. On termination or expiration of this Agreement, you will:

14.5.1 immediately upon termination or expiration of this Agreement, and on any later date that we determine the amounts due to us, you shall pay us all amounts owed to us (and our affiliates) which then are unpaid;

14.5.2 immediately cease operating the Hotel as a System Hotel and cease using the System;

14.5.3 immediately cease using the Marks, the Trade Name, and any confusingly similar names, marks, trade dress systems, insignia, symbols, or other rights, procedures, and methods. You will deliver all goods and materials containing the Marks to us and we will have the sole and exclusive use of any items containing the Marks. You will immediately make any specified changes to the location as we may reasonably require for this purpose, which will include removal of the signs, custom decorations, and promotional materials. You agree, at your expense, to take the action required to cancel all fictitious or assumed name or equivalent registrations relating to your use of any Marks;

14.5.4 immediately cease representing yourself as then or formerly a System Hotel or affiliated with the Brand;

14.5.5 immediately return all copies of the Manual and any other Proprietary Information to us;

14.5.6 immediately cancel all assumed name or equivalent registrations relating to your use of any Mark, notify the telephone company and all listing agencies and directory publishers including Internet domain name granting authorities, Internet service providers, global distribution systems, and web search engines of the termination or expiration of your right to use the Marks, the Trade Name, and any telephone number, any classified or other telephone directory listings, Internet domain names, uniform resource locators, website names, electronic mail addresses and search engine metatags and keywords associated with the Hotel, and authorize their transfer to us;

14.5.7 irrevocably assign and transfer to us (or to our designee) all of your right, title and interest in any domain name listings and registrations that contain any reference to our Marks, System, or Brand; notify the applicable domain name registrars of the termination of your right to use any domain name or Sites associated with the Marks or the Brand; and authorize and instruct the cancellation of the domain name, or transfer of the domain name to us (or our designee), as we specify. You will also delete all references to our Marks, System, or Brand from any Sites you own, maintain or operate beyond the expiration or termination of this Agreement; and

14.5.8 you agree to give us, within thirty (30) days after the expiration or termination of this Agreement, evidence satisfactory to us of your compliance with these obligations.

15.0 INDEMNITY

15.1 Your Indemnification Obligation. Beginning on the Effective Date, you agree to indemnify, defend, and hold harmless us, our Affiliates, and our and their respective shareholders, members, directors, officers, employees, agents, successors, assignees and insurers (the “Indemnified Parties”) against, and to reimburse any one (1) or more of the Indemnified Parties for, all claims, obligations, and damages directly or indirectly (i) arising out of any breach by you or any third parties of this Agreement, Laws, the Manual or the Standards, (ii) the Hotel’s operation, employment matters and the business you conduct under this Agreement (including, without limitation, any claimed occurrence at the Hotel including personal injury, death or property damage), (iii) your alleged or actual infringement or violation of any patent, Mark or copyright or other proprietary right owned or controlled by third parties, or (iv) your breach of this Agreement, including, without limitation, those alleged to be or found to have been caused by the Indemnified Party’s negligence, unless (and then only to the extent that) the claims, obligations, or damages are determined to be caused solely by our gross negligence or willful misconduct in a final, unappealable ruling issued by a court or arbitrator with competent jurisdiction. You agree to give us and the Indemnified Parties written notice of any action, suit, proceeding, claim, demand, inquiry or investigation that could be the basis for a claim for indemnification by any of the Indemnified Parties within three (3) days of your actual or constructive knowledge of it. The Indemnified Parties shall have the right, in their sole discretion to: (a) retain counsel of their own choosing to represent them with respect to any claim; and (b) control the response thereto and the defense thereof, including the right to enter into settlements or take any other remedial, corrective, or other actions. You agree to give your full cooperation to the Indemnified Parties in assisting the Indemnified Parties with the defense of any such claim, and to reimburse the Indemnified Parties for all of their costs and expenses in defending any such claim, including court costs and reasonable attorneys’ fees, within ten (10) days of the date of each invoice delivered by the Indemnified Parties to you enumerating such costs, expenses and attorneys’ fees.

15.2 “Claims” Defined. For purposes of this indemnification, “claims” include all obligations, damages (actual, consequential, or otherwise), and costs that any Indemnified Party reasonably incurs in defending any claim against it, including, without limitation, reasonable accountants’, arbitrators’, attorneys’, and expert witness fees, costs of investigation and proof of facts, court costs, travel and living expenses, and other expenses of litigation, arbitration, or alternative dispute resolution, regardless of whether litigation, arbitration, or alternative dispute resolution is commenced.

15.3 Recovery Rights of Indemnified Parties. This indemnity will continue in full force and effect subsequent to and notwithstanding this Agreement’s expiration or termination. An Indemnified Party need not seek recovery from any insurer or other third party, or otherwise mitigate its or their losses and expenses, in order to maintain and recover from third parties fully a claim against you under this subparagraph. You agree that a failure to pursue a recovery or mitigate a loss will not reduce or alter the amounts that an Indemnified Party may recover from you under this subparagraph. Your or any of the other Indemnified Parties’ undertaking of defense and/or settlement will in no way diminish your obligation to indemnify us and the other Indemnified Parties and to hold us and any of the Indemnified Parties harmless.

15.4 Survival of Obligations. Your obligations under this Section 15 will survive expiration or termination of this Agreement.

16.0 RELATIONSHIP OF THE PARTIES

16.1 No Agency or Joint Employer Relationship. You are an independent contractor and this Agreement does not create a fiduciary, agency, partnership, joint venture, joint employer, employment or similar relationship. Neither party is the legal representative nor agent of, or has the power to obligate (or has the right to direct or supervise the daily affairs of) the other for any purpose whatsoever. You acknowledge and agree, and will never contend otherwise, that you alone will exercise day-to-day control over all operations, activities and elements of the Hotel and that under no circumstance shall we do so or be deemed to do so. You further acknowledge and agree, and will never contend otherwise, that the various requirements, restrictions, prohibitions, specifications and procedures of the System which you are required to comply with under this Agreement, whether set forth in the Standards or otherwise, do not directly or indirectly constitute, suggest, infer or imply that we control any aspect or element of the day-to-day operations of you or the Hotel, which you alone control, but only constitute standards you must adhere to when you are exercising control of the day-to-day operations of the Hotel.

You acknowledge and agree that we have no control (direct or indirect) over, or responsibility for, any decision related to or affecting the employment or supervision of any person employed at or providing services in connection with the Hotel, including but not limited to recruitment, hiring, termination, discipline, supervision, performance evaluation, payroll, setting of wages, schedules, workflow, qualifications, or productivity; the maintenance of personnel records; the provision of employment benefits; employee taxes; or the assignment of responsibilities.

16.2 Notices to Public Concerning Your Independent Status. All contracts for the Hotel’s operations and services at the Hotel will be in your name or in the name of your management company. You will not enter into or sign any contracts in our name or any Entity’s name or using the Marks or any acronyms or variations of the Marks. You will disclose in all dealings with the public, suppliers and third parties that you are an independent entity and that we have no liability for your debts.

17.0 MISCELLANEOUS

17.1 Severability and Interpretation.

17.1.1 Except as expressly provided to the contrary in this Agreement, each section, paragraph, term, and provision of this Agreement is severable, and if, for any reason, any part is held to be invalid or contrary to or in conflict with any applicable present or future law or regulation in a final, unappealable ruling issued by any court, agency, or tribunal with competent jurisdiction, that ruling will not impair the operation of, or otherwise affect, any other portions of this Agreement, which will continue to have full force and effect and bind the parties.

17.1.2 If any covenant which restricts competitive activity is deemed unenforceable by virtue of its scope in terms of area, business activity prohibited, and/or length of time, but would be enforceable if modified, you and we agree that the covenant will be enforced to the fullest extent permissible under the laws and public policies applied in the jurisdiction whose law determines the covenant’s validity.

17.1.3 If any applicable and binding law or rule of any jurisdiction requires more notice than this Agreement requires, or if, under any applicable and binding law or rule of any jurisdiction, any provision of this Agreement or any Standard is invalid, unenforceable, or unlawful, the notice and/or other action required by the law or rule will be substituted for the comparable provisions of this Agreement, and we may modify the invalid or unenforceable provision or Standard to the extent required to be valid and enforceable or delete the unlawful provision in its entirety. You agree to be bound by any promise or covenant imposing the maximum duty the law permits which is subsumed within any provision of this Agreement, as though it were separately articulated in and made a part of this Agreement.

17.1.4 This Agreement will be interpreted without interpreting any provision in favor of or against either Party by reason of the drafting of the provision, or either of our positions relative to the other.

17.1.5 Any covenant, term or provision of this Agreement that provides for continuing obligations after the expiration or termination of this Agreement will survive any expiration or termination.

17.2 Governing Law, Jurisdiction and Venue.

17.2.1 The Parties agree that, except to the extent governed by the United States Trademark Act of 1946 (Lanham Act; 15 U.S.C. 11 1050 et seq.), as amended, this Agreement will be governed by the laws of the State of Arizona without recourse to Arizona choice of law or conflicts of law principles. Nothing in this Section is intended to invoke the application of any franchise, business opportunity, antitrust, “implied covenant,” unfair competition, fiduciary or any other doctrine of law of the State of Arizona or any other state that would not otherwise apply absent this Subsection 17.2.1.

17.2.2 UNLESS WAIVED BY US IN WHOLE OR IN PART, THE COURTS LOCATED IN PHOENIX, ARIZONA, STATE OR FEDERAL, SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ALL CLAIMS, DISPUTES AND ACTIONS ARISING FROM OR RELATED TO THIS AGREEMENT, ANY APPLICATION OR TO ANY RELATIONSHIP BETWEEN THE PARTIES HERETO AND VENUE SHALL BE IN THE COURTS LOCATED IN PHOENIX, ARIZONA. EACH PARTY HERETO EXPRESSLY CONSENTS AND SUBMITS TO THE JURISDICTION OF SAID COURTS AND TO VENUE BEING IN PHOENIX, ARIZONA.

17.3 Waiver of Jury Trial and Punitive Damages

EXCEPT FOR YOUR OBLIGATION TO INDEMNIFY US FOR THIRD PARTY CLAIMS UNDER THIS AGREEMENT AND EXCEPT FOR PUNITIVE DAMAGES AVAILABLE TO EITHER PARTY UNDER FEDERAL LAW, WE AND YOU (AND YOUR OWNERS) WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO OR CLAIM FOR ANY PUNITIVE, EXEMPLARY, OR CONSEQUENTIAL DAMAGES AGAINST THE OTHER AND AGREE THAT, IN THE EVENT OF A DISPUTE BETWEEN US AND YOU, THE PARTY MAKING A CLAIM WILL BE LIMITED TO EQUITABLE RELIEF AND TO RECOVERY OF ANY ACTUAL DAMAGES IT SUSTAINS. WE AND YOU IRREVOCABLY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM, WHETHER AT LAW OR IN EQUITY, BROUGHT BY EITHER OF US.

17.4 Exclusive Benefit.

This Agreement is exclusively for our and your benefit, and none of the obligations of you or us in this Agreement will run to, or be enforceable by, any other party (except for any rights we assign or delegate to one of the Entities or covenants in favor of the Entities, which rights and covenants will run to and be enforceable by the Entities or their successors and assigns) or give rise to liability to a third party, except as otherwise specifically set forth in this Agreement.

17.5 Entire Agreement. This Agreement and all of its attachments, documents, schedules, exhibits, and any other information specifically incorporated into this Agreement by reference (including any representations in any franchise disclosure document that we provided to you for the Brand in connection with the offer of this Agreement) will be construed together as the entire agreement between you and us with respect to the Hotel and any other aspect of our relationship and will supersede and cancel any prior and/or contemporaneous discussions or writings between you and us.

17.6 Amendment and Waiver.

17.6.1 No change, termination, or attempted waiver or cancellation of any provision of this Agreement will bind us unless it is in writing, specifically designated as an amendment or waiver, and signed by one (1) of our officers. We may condition our agreement to any amendment or waiver on receiving from you, in a form satisfactory to us, an estoppel and general release of claims that you may have against us, the Entities, and related parties.

17.6.2 Any waiver by us of a breach of any provision of this Agreement, or of any breach of any other requirement or policy of ours, shall not operate or be construed as a waiver of any subsequent breach thereof. Any delay by us of enforcement of obligations shall not be deemed to be a waiver of the Entities’ right to enforce the obligation.

17.7 Consent; Business Judgment.

17.7.1 Wherever our consent or approval is required in this Agreement, unless the provision specifically indicates otherwise, we have the right to withhold our approval at our option, in our business judgment, taking into consideration our assessment of the long-term interests of the System overall. We may withhold any and all consents or approvals required by this Agreement if you are in default or breach of this Agreement. Our approvals and consents will not be effective unless given in writing and signed by one of our duly authorized representatives.

17.7.2 You agree not to make a claim for money damages based on any allegation that we have unreasonably withheld or delayed any consent or approval to a proposed act by you under the terms of this Agreement. You also may not claim damages by way of set-off, counterclaim or defense for our withholding of consent. Your sole remedy for the claim will be an action or proceeding to enforce the provisions of this Agreement by specific performance or by declaratory judgment.

17.8 Notices. All notices provided for under this Agreement must be in writing and must be delivered in person, by prepaid overnight commercial delivery service, or by prepaid overnight mail, registered or certified, with return-receipt requested. Any notice given to us under this Agreement shall be given in writing to BWI Licensing, Inc., 6201 North 24th Parkway, Phoenix, Arizona 85016-2023, Attention: Legal Department, or such other location as may be specified by us. We will send notices to your address set forth in the Addendum. If you want to change the name or address for notice to you, you must do so in writing, signed by you or your duly authorized representative, designating a single address for notice. Notice will be deemed effective on the earlier of: 1) receipt or first refusal of delivery; 2) one (1) day after posting if sent via overnight commercial delivery service or overnight United States Mail; or 3) three (3) days after placement in the United States mail if overnight delivery is not available to the notice address. Email correspondence shall not constitute a notice, consent, approval or other communication under this Agreement. Notwithstanding the foregoing, we may provide you with routine information, invoices, the Manual and information regarding any other System requirements and/or programs and any changes to them, by regular mail, email, fax or by making them available to you on the internet, an extranet or other forms of digital media.

17.9 General Release. With the exception of claims related to representations contained in the franchise disclosure document for the Brand, you, on your own behalf and on behalf of, as applicable, your officers, directors, managers, employees, heirs, administrators, insurers, executors, agents and representatives and their respective successors and assigns hereby release, remise, acquit and forever discharge us and the Entities and our and their respective officers, directors, employees, managers, agents, representatives and their respective successors and assigns from any and all actions, claims, causes of action, suits, rights, debts, liabilities, accounts, agreements, covenants, contracts, promises, warranties, judgments, executions, demands, damages, costs and expenses, whether known or unknown at this time, of any kind or nature, absolute or contingent, existing at law or in equity, on account of any matter, cause or thing whatsoever that has happened, developed or occurred relating to this Agreement or the relationship between you and us. This release will survive the termination of this Agreement.

17.10 Remedies Cumulative. The remedies provided in this Agreement are cumulative. These remedies are not exclusive of any other remedies that you or we may be entitled to in case of any breach or threatened breach of the terms and provisions of this Agreement.

17.11 Limitations of Damages.

17.11.1 You, on your own behalf and on behalf of, as applicable, your officers, directors, managers, employees, heirs, administrators, insurers, executors, agents and representatives and their respective successors and assigns hereby agree that you shall have no recourse of any kind against us and the Entities and our and their respective officers, directors, employees, managers, agents, insurers, representatives and their respective successors and assigns for failure to activate the Hotel in our System unless you have strictly, absolutely, and timely complied with each and every requirement imposed upon you by us, to include but not limited to those contained in this Agreement to our satisfaction. You agree that your sole remedy shall be limited to actual damages, which shall in no event exceed the Annual Dues for the most recent year.

17.11.2 You agree that if information related to the Hotel is omitted from the System or a material error occurs in any Hotel listing on the System through our fault, your sole remedy shall be the refund, without interest, of the Annual Dues you paid for that single fiscal year during which such omission or error occurred. We shall have no other liability in connection with or related to our providing reservation services or listings.

17.11.3 You agree that you shall be limited to recovery of actual damages for any breach or default by us of any obligation or duty owed to you, and you further agree that our liability for any damages shall be limited to the amount of Monthly Fees actually paid by you in connection with the Hotel and this Agreement during the single fiscal year in which the breach or default occurred.

17.12 Economic Conditions Not a Defense. Neither general economic downturn or conditions nor your own financial inability to perform the terms of this Agreement will be a defense to an action by us or one of the Entities for your breach of this Agreement.

17.13 Representations and Warranties. You warrant, represent and agree that all statements in your franchise application in anticipation of the execution of this Agreement, and all other documents and information submitted to us by you or on your behalf are true, correct and complete as of the date of this Agreement. You further represent and warrant to us that:

17.13.1 you have independently investigated the risks of operating the Hotel under the Brand, including current and potential market conditions and competitive factors and risks, and have made an independent evaluation of all such matters and reviewed our franchise disclosure document, if applicable;

17.13.2 neither we nor our representatives have made any promises, representations or agreements other than those provided in this Agreement or in our franchise disclosure document provided to you in connection with the offer of this Agreement, if applicable, and you acknowledge that you are not relying on any promises, representations or agreements about us or the franchise not expressly contained in this Agreement in making your decision to sign this Agreement;

17.13.3 you have the full legal power authority and legal right to enter into this Agreement;

17.13.4 this Agreement constitutes a legal, valid and binding obligation and your entry into, performance and observation of this Agreement will not constitute a breach or default of any agreement to which you are a party or of any Law;

17.13.5 if you are a corporation, limited liability company, or other entity, you are, and throughout the Term will be, duly formed and validly existing, in good standing in the state in which you are organized, and are and will be authorized to do business in the state in which the Hotel is located; and

You hereby indemnify and hold us harmless from any breach of these representations and warranties. These warranties and representations will survive the termination of this Agreement.

17.14 Counterparts. This Agreement may be signed in counterparts, each of which will be considered an original.

17.15 Sanctioned Persons and Anti-bribery Representations and Warranties.

17.15.1 You represent, warrant and covenant to us and the Entities, on a continuing basis, that:

17.15.1.1 you (including your directors and officers, senior management and shareholders (or other Persons) having a controlling interest in you), and any Controlling Affiliate of the Hotel or the Hotel Site are not, and are not owned or controlled by, or acting on behalf of, a Sanctioned Person or, to your actual knowledge, otherwise the target of Trade Restrictions;

17.15.1.2 you have not and will not obtain, receive, transfer or provide any funds, property, debt, equity, or other financing related to this Agreement and the Hotel or Hotel Site to/from a Person that qualifies as a Sanctioned Person or, to your actual or constructive knowledge, is otherwise the target of any applicable Trade Restrictions;

17.15.1.3 you are familiar with the provisions of applicable Anti-Corruption Laws and shall comply with applicable Anti-Corruption Laws in performance of your respective obligations under or in connection with this Agreement;

17.15.1.4 any funds received or paid in connection with entry into or performance of this Agreement have not been and will not be derived from or commingled with the proceeds of any activities that are proscribed and punishable under the criminal laws of the United States, and that you are not engaging in this transaction in furtherance of a criminal act, including acts in violation of applicable Anti-Corruption Laws;

17.15.1.5 in preparation for and in entering into this Agreement, you have not made any Improper Payment or engaged in any acts or transactions otherwise in violation of any applicable Anti-Corruption Laws, and, in connection with this Agreement or the performance of your obligations under this Agreement, you will not directly or indirectly make, offer to make, or authorize any Improper Payment or engage in any acts or transactions otherwise in violation of any applicable Anti-Corruption Laws;

17.15.1.6 except as otherwise disclosed in writing to us, neither you, nor any of your direct or indirect shareholders (including legal or beneficial shareholders), officers, directors, employees, agents or other Persons designated by you to act on your behalf or receive any benefit under this Agreement, is a Government Official. Furthermore, no Government Official has or will have any existing or inchoate legal or beneficial interest in this Agreement or any payments to be made under this Agreement. You will notify us immediately in writing in the event of a change in the Government Official status of any such Persons;

17.15.1.7 any statements, oral, written, electronic or otherwise, that you submit to us or to any third party in connection with the representations, warranties, and covenants described in this Subsection 17.15 are truthful and accurate and do not contain any materially false or inaccurate statements;

17.15.1.8 you will make reasonable efforts to assure that your respective appointed agents in relation to this Agreement comply in all material respects with the representations, warranties, and covenants described in this Subsection 17.15; and

17.15.2 You will notify us in writing immediately on the occurrence of any event which would render the foregoing representations and warranties of this Subsection 17.15 incorrect.

17.16 Attorneys’ Fees and Costs. If we incur costs and expenses due to your failure to pay when due amounts owed to us, to submit when due any reports, information, or supporting records, or otherwise to comply with this Agreement, you agree, whether or not we initiate a formal legal proceeding, to reimburse us for all of the costs and expenses that we incur, including, without limitation, reasonable accounting, attorneys’, arbitrators’, and related fees.

17.17 Interest. Any sum owed to us or the Entities by you or paid by us or the Entities on your behalf will bear interest from the date due until paid by you at the rate of eighteen percent (18%) per annum or, if lower, the maximum lawful rate.

17.18 Successors and Assigns. The terms and provisions of this Agreement will inure to the benefit of and be binding on the permitted successors and assigns of the Parties.

17.19 Our Delegation of Rights and Responsibility. You agree that we have the right to delegate the performance of any portion or all of our obligations under this Agreement to third-party designees, whether these designees are our agents or independent contractors with whom we have contracted to perform these obligations. If we do so, such third-party designees will be obligated to perform the delegated functions for you in compliance with this Agreement.

ADDENDUM TO FRANCHISE AGREEMENT

Date:

Effective Date:	December 1, 2019

Facility Number:

Franchisor Name:	BWI Licensing, Inc., an Arizona Corporation

Brand:

Initial Approved Hotel Name (Trade Name):

Franchisee Name and Address (Attn:
Voting Representative):

Address of Hotel:
Initial Number of Approved Guest Rooms:

Required Opening Date:	December 1, 2019

Expiration Date:	The Later of November 30, 2031 or the Expiration Date of the prior Membership Agreement

Application Fee Initial Franchise Fee: Annual Dues:

None

None

$1,888 for 20 rooms plus:

$63.47 per room for 21 to 50 rooms;

$24.68 per room for 51 to 400 rooms; and

$2.47 per room for rooms over 401 rooms.

*  The Board may increase Annual Dues no more than once per fiscal year. No such annual increase shall exceed the lesser of (i) five percent (5%), or (ii) the rate of inflation of the previous year as measured by the U.S. Bureau of Labor Statistics Consumer Price Index (all items for all urban areas), unless a majority of all franchisees vote to approve a greater increase.

Monthly Fees (either the “Per Room Monthly Fee” or the “Room Revenue Monthly Fee” depending on the prior Membership Agreement between the parties):

Per Room Monthly Fee consists of (i) the Fixed Fee, and (ii) the Reservation Fee.

Fixed Fee

$1.66 per room per day for first 25 rooms plus:

$1.52 per room per day for 26 to 50 rooms;

$1.39 per room per day for 51 to 100 rooms;

$1.36 per room per day for 101 to 150 rooms;

$1.32 per room per day for 151 to 400 rooms; and

$1.32 per room per day for ten percent (10%) of rooms over 400.

Reservation Fee

If Franchisee was a Best Western member from December 1, 2017 through November 30, 2018, the Reservation Fee will be based on the number of room nights sold through the reservation system for that twelve (12) month period as a percentage of all Best Western net room nights sold times the Best Western total reservation fees.

If the Franchisee was not a Best Western member December 1, 2017 through November 30, 2018, the Reservation Fee will be $0.16 per room per day up to and including 400 rooms and $0.16 per room per day for ten percent (10%) of the rooms over 400 rooms.

*  The Board may increase Per Room Monthly Fees no more than once per fiscal year. No such annual increase shall exceed the lesser of (i) five percent (5%), or (ii) the rate of inflation of the previous year as measured by the U.S. Bureau of Labor Statistics Consumer Price Index (all items for all urban areas), unless a majority of all System Hotels vote to approve a greater increase.

Or,

Room Revenue Monthly Fee

If as a Best Western member you did not qualify for the Per Room Monthly Fee, the Room Revenue Monthly Fee is the same percent of Property Room Revenue (PRR) as stated in your prior Membership Agreement.

Advertising Assessment:

$13.07 per room per month

*  The Board has the authority to increase the Advertising Assessment once each fiscal year, with no such increase exceeding the greater of (i) two percent (2%) of the prior year’s assessment, or (ii) the rate of inflation for the previous year as measured by the U.S. Bureau of Labor Statistics Consumer Price Index (all items for all urban areas).

Marketing and Technology Fees:

December 1, 2018: 1.23% of Property Room Revenue (comprised of the sum of the Sales and Marketing Assessment of 0.4% of Property Room Revenue, the Technology Assessment of 0.5% of Property Room Revenue and the Technology and Marketing Assessment of 0.33% of Property Room Revenue).

December 1, 2019: 1.56% of Property Room Revenue (comprised of the sum of the Sales and Marketing Assessment of 0.4% of Property Room Revenue, the Technology Assessment of 0.5% of Property Room Revenue and the Technology and Marketing Assessment of 0.66% of Property Room Revenue).

January 1, 2020: 1.66% of Property Room Revenue (comprised of the sum of the Sales and Marketing Assessment of 0.5% of Property Room Revenue, the Technology Assessment of 0.5% of Property Room Revenue and the Technology and Marketing Assessment of 0.66% of Property Room Revenue).

December 1, 2020: 2.00% of Property Room Revenue (comprised of the sum of the Sales and Marketing Assessment of 0.5% of Property Room Revenue, the Technology Assessment of 0.5% of Property Room Revenue and the Technology and Marketing Assessment of 1.00% of Property Room Revenue).

January 1, 2022: 2.10% of Property Room Revenue (comprised of the sum of the Sales and Marketing Assessment of 0.6% of Property Room Revenue, the Technology Assessment of 0.5% of Property Room Revenue, and the Marketing and Technology Assessment of 1.00% of Property Room Revenue).

Additional Requirements/Special Provisions:

Your Property Type:

Your Property Market:

Area of Protection Provision:	See Exhibit 1, unless otherwise agreed to by the Parties in the prior Membership Agreement

Impact Rights:	See Exhibit 2, unless otherwise agreed to by the Parties in the prior Membership Agreement

OTHER APPLICABLE TERMS:

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the Effective Date.

FRANCHISEE:	FRANCHISOR:

[INSERT FRANCHISEE ENTITY], a [INSERT TYPE OF ENTITY]	BWI Licensing, Inc., an Arizona Corporation

By:	By:
Name:	Name:
Title:	Title:
Executed On:	Executed On:

SCHEDULE 1

Your Ownership Structure:

Name (Shareholder, Partner, Member and Manager)	Nature of Ownership Interest	% Interest

SCHEDULE 2

Ownership Structure of Affiliate Fee Owner or Lessor/Sublessor of the Hotel or Hotel Site:

Name (Shareholder, Partner, Member and Manager)	Nature of Ownership Interest	% Interest

Exhibit 1

Area of Protection Provision

Area of Protection Provision

If you are a “Qualified Hotel” as defined below, neither we nor any of our affiliates will open, or allow to open, a System Hotel of the Brand(s) designated under the heading “Area of Protection Radius Rules 1 through 7,” below, within a circular area around your Hotel, whose radius is measured from the center of the main entrance of the lobby and is of a length determined by the (i) Area of Protection Radius Chart below and (ii) Area of Protection Radius Rules 1 through 7 below (the “Area of Protection”).

A	“Qualified Hotel” is a System Hotel that:

2.	Is current on all dues, fees and assessments and has not been sixty (60) days past due on any of its dues, fees, or assessments twice within the last twelve (12) months;

3.

Its most recent three (3) quality assurance scores, or such lesser number of scores if the Hotel has not yet received three (3) quality assurance scores, average at least fifty (50) points higher than the passing level as defined in the Manual;

4.	Is not past due in meeting any conditions or requirements which would constitute grounds for cancelling the Franchise Agreement; an

5.	Is not a BW Signature Collection® hotel or a BW Premier Collection® hotel.

Area of Protection Radius Chart

Subject to Rule 1 through 7 below, Area of Protection radius protections are as follows:

Property Type	Primary Market	Secondary Market	Tertiary Market
Airport	1 Mile	2 Miles	4 Miles
Intown, Downtown, Urban	0.25 Miles	1.25 Miles	3 Miles
Highway	1.5 Miles	3 Miles	5 Miles
Resort	1 Mile	2 Miles	4 Miles
Suburban	1.5 Miles	2.5 Miles	4 Miles

If a System Hotel applicant would be within the Area of Protection radius protection of an existing System Hotel, the Board may alter the Area of Protection radius protection to equitably account for obstacles or barriers (e.g., mountains, lakes and major airports) that materially affect travel time or travel distance between a System Hotel and a System Hotel applicant, although the existing System Hotel could request an Impact Analysis as described in Exhibit 2.

Area of Protection Radius Rules 1 through 7

With regard to applying the above Area of Protection radius protections to a Qualified Hotel, System Hotels shall be divided into the following color-coded categories (“Category” or “Categories”) for purposes of applying Rules 1 through 7:

Midscale Best Western SureStay Brands Upper Midscale Best Western Plus BW Signature Collection Executive Residency by Best Western GLo Aiden Upscale Boutique Vib Sadie Upscale Best Western Premier BW Premier Collection

Rule 1: System Hotels of the Brands in the same Category will have full Area of Protection radius protection with respect to System Hotels in the same Category. For example, a Best Western System Hotel will have full Area of Protection radius protection from a Best Western or SureStay System Hotel as both Brands are in the same “blue” Category. Accordingly, if an existing Best Western System Hotel is in a suburban, primary market, a Best Western or SureStay System Hotel could not open within 1.5 miles (see Area of Protection Radius Chart above).

Rule 2: System Hotels of the Brands in the blue and green Categories will have one-half (1/2) of the Area of Protection radius protection with respect to System Hotels of the Brands in the other color Category (i.e., blue or green, respectively). For example, a Best Western Plus System Hotel (green Category) will have one half (1/2) the Area of Protection radius protection from a Best Western System Hotel (blue Category) and vice versa. Accordingly, if a Best Western Plus System Hotel is in a resort, secondary market, a Best Western could not open within 1 mile (see Area of Protection Radius Chart above).

Rule 3: System Hotels of the Brands in the blue and green Categories will not have any Area of Protection radius protection from System Hotels of the Brands in the orange and red Categories. For example, a Vīb could be placed next to a Best Western System Hotel, although the Best Western System Hotel may request an Impact Analysis as described in the section below.

Rule 4: System Hotels of the Brands in the orange and red Categories do not have Area of Protection radius protection against any System Hotel in a different color Category, although they may request an Impact Analysis as described in the section below.

Rule 5: Despite Rules 1, 2 and 3 above, if you operate a System Hotel under the Best Western Brand: (i) in a tertiary market; (ii) with a city population of less than 15,000; and (iii) fewer than five (5) hotels that are listed in Smith Travel Research in the city, you will have full Area of Protection radius protection from all System Hotels in every color Category.

Rule 6: If a Best Western branded hotel converts to a SureStay branded hotel, the Area of Protection radius protection will not apply to the SureStay branded hotel, which will instead have any protections granted to it as a SureStay branded hotel.

Rule 7: BW Signature Collection®, BW Premier Collection® and SureStay® Brand System Hotels do not have Area of Protection radius protection or the right to request an Impact Analysis; but, Best Western System Hotels have the protection as noted above (same color categories) and have full Impact Analysis rights.

If we develop a new hotel brand after the Effective Date, such new hotel brand shall be added to the Category containing hotels of the most similar chain segment as determined by STR and the Area of Protection radius protection and Impact Analysis rights for such Category shall apply with respect to such new hotel brand.

Except for our restrictions within your Hotel’s Area of Protection and your right to request an Impact Analysis as described in Exhibit 2 below, we and our affiliates have the right to engage in any other businesses of any nature, whether in the lodging or hospitality industry or not, and whether under the Brand, a competing brand, or otherwise, even if they compete with your Hotel, the System, or the Brand, and whether we or our affiliates start those businesses, or purchase, merge with, acquire, are acquired by, come under common ownership with, or associate with, such other businesses. We may also use or license to others all or part of the System; use the facilities, programs, services and/or personnel used in connection with the System in other businesses; use the System, the Brand and the Marks in other businesses; and add, alter, delete or otherwise modify elements of the System.

We are not restricted from soliciting or accepting reservations from customers located inside your Area of Protection. We and our affiliates may use other channels of distribution, such as the Internet, catalog sales, telemarketing, or other direct marketing sales, to accept reservations under your Hotel’s Brand and under other trademarks from customers located in your Area of Protection. We do not need to pay you any compensation for soliciting or accepting reservations from customers located inside your Area of Protection. You are not restricted from soliciting reservations from customers located outside of your Area of Protection, except that all of your advertising is subject to our advance written approval. While you may accept reservations from customers located outside of your Area of Protection, you may only do so through the approved reservation service we furnish to you. You may not use an individual hotel website, booking engine, extranet, channel manager or any other channel of distribution to accept reservations.

Exhibit 2

Impact Rights

Impact Analysis Rights

At least thirty (30) days before our consideration of a franchise application for a new System Hotel, we will give written notice of the application to existing System Hotels within the following radius of the applicant property, taking into account the existing System Hotel’s property type and applicable mid-sized hotel market category as set forth in the chart below:

Property Type	Primary Market	Secondary Market	Tertiary Market
Airport	3 Miles	10 Miles	25 Miles
Downtown, Urban	0.75 Miles	10 Miles	25 Miles
Highway	4.5 Miles	10 Miles Metropolitan; 25 Miles Rural	25 Miles
Resort	3 Miles	10 Miles Metropolitan; 25 Miles Rural	25 Miles
Suburban	4.5 Miles	10 Miles Metropolitan; 25 Miles Rural	25 Miles

If your Hotel is within the applicable radius, you will have the right, within fifteen (15) days of the mailing of the notice of the application, to request that an impact analysis be made concerning the effect of the applicant’s operations on the relevant market (“Impact Analysis”).

The Impact Analysis will be conducted by an independent nationally recognized consulting firm familiar with and knowledgeable about the hospitality business, which shall not be affiliated with, in any respect, us or any of our franchisees. The Impact Analysis will analyze the applicant’s prospect for success, the demand for the applicant’s services in the relevant market and the incremental impact on existing franchisees within the relevant market, and provide such other information as we may request it include. For this purpose, incremental impact means the occupancy and revenue losses (expressed as a percentage) projected to result from the operation of the applicant’s proposed System Hotel, less any occupancy and revenue losses projected to result to existing System Hotels in the relevant market from operation of the property covered by the application as a non-System Hotel.

To the extent an Impact Analysis is requested, we will consider the application upon the completion of the Impact Analysis. We may not approve any application unless we have:

(a) Reviewed and analyzed any requested Impact Analysis; and

(b) Determined that granting the application will not materially impair the ability of existing franchisees to compete with properties or other hospitality services operated by non-franchisees in the relevant market.

New franchisee applications may only be approved upon the favorable vote of at least five (5) Directors of the Board. In the event that ambiguity, conflict, or inadequate data exists in the application of the rules set forth above regarding a Area of Protection radius protection and/or an Impact Analysis, the Board shall have the right in its sole discretion to resolve the conflict or ambiguity or select appropriate data on which to rely.